Exhibit 3.19

ARTICLES OF INCORPORATION

OF

WCI REALTY. INC·

The undersigned, for purposes of forming a corporation under the Florida Business Corporation Act, does hereby adopt the following Articles of Incorporation:

ARTICLE I. NAME

The name of the corporation shall be WCI Realty, Inc.

ARTICILE II. Address

The mailing address of the corporation shall be 801 Laurel Oak Drive, Suite 500, Naples, Florida 38104.

ARTICLE III. CAPITAL SHARES

The corporation shall be authorized to issue up to five thousand (5,000) common shares having a par value of one dollar ($1.00) per share.

ARTICLE IV. REGISTERED QFFICE AND AGENT

The street address of the corporation’s initial registered office shall be 801 Laurel Oak Drive, Suite 500, Naples, Florida 34108, and the name of its initial registered agent is Vivien N. Hastings.

ARTICLE V. INCORPORATOR

The name and address of the incorporator is:

Vivien N. Hastings

801 Laurel Oak Drive, Suite 500

Naples, Florida 34108

IN WITNESS WHEREOF, THE UNDERSIGNED, as incorporator, hereby executes these Articles of Incorporation on this 10th day of October, 1996.

/s/ Vivien N. Hastings

Vivien N. Hastings, Incorporator

I hereby accept the appointment as registered agent. I am familiar with, and accept the obligations of Section 607.0505, Florida Statutes.

/s/ Vivien N. Hastings

Vivien N. Hastings
Registered Agent

STATE OF FLORIDA

COUNTY OF COLLIER

Before me, the undersigned authority, personally appeared Vivien N. Hastings, who is to me well known to be the person described in and who signed the above Articles of Incorporation, and she did freely and voluntarily acknowledge before me according to the law that she made and subscribed the same for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and my official seal at Naples, Florida in said County and State this 10th day of October, 1996.

/s/ Carin A Melby
Carin A Melby

Official Notary Seal
Carin A Melby
COMMISSION NUMBER
CC24 5135
MY COMMISSION EXP.
DEC. 8 1 996